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                  THIRD AMENDMENT TO LINE OF CREDIT AGREEMENT


     This Third Amendment to Line of Credit Agreement (the "Amendment") is effective as of January 2, 1998, by and between SANWA BANK CALIFORNIA (the "Bank") and ZENITH NATIONAL INSURANCE CORP. (the "Borrower") with respect to the following:

     This Amendment shall be deemed to be a part of and subject to that certain Line of Credit Agreement dated as of December 15, 1994, as heretofore amended, and any and all addenda and riders heretofore made (collectively the "Agreement"). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

     WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

     NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

     1. CERTAIN DEFINED TERMS. Unless elsewhere defined in this Third Amendment, the following terms shall have the following meaning:

               "AMOUNTS AVAILABLE FOR DIVIDENDS" shall mean, without duplication, the amount that is paid or may be paid by Zenith Insurance Company as a dividend at any time during the then current calendar year without being an "extraordinary dividend" under Section 1215.5(c) of the California Insurance Code.

               "CONTINGENT OBLIGATIONS" shall mean any agreement, undertaking or arrangement (other than insurance and reinsurance obligations and surety bonds, in each case entered into in the ordinary course of business) by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss but excluding the Borrower's agreement to subordinate debt owed to it by Perma-Bilt, a Nevada corporation, to amounts owed to others) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation of other liability guaranteed thereby.

               "DEBT" shall mean the outstanding principal for which Borrower is either directly liable or indirectly liable as a Contingent Obligation for (a) all indebtedness for borrowed money (b) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or business, and (c) all obligations with respect to capital leases.

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               "FIXED INTEREST CHARGES" shall mean interest paid, or without duplication, accrued but unpaid on (i) the Line of Credit, (ii) all indebtedness for borrowed money , and (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses, which shall be determined at the end of each fiscal quarter for the four consecutive fiscal quarters then ended."

               "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "INSURANCE SUBSIDIARY" shall mean any Subsidiary of the Borrower (other than Zenith Insurance Management Services, Inc., Zenith Risk Management, Inc., and CalFarm Insurance Agency or any other Subsidiary which does not issue or underwrite insurance or reinsurance) that is authorized or admitted to carry on or transact one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

               "INTEREST COVERAGE RATIO" shall mean the ratio of (a) (i) Amounts Available for Dividends, plus (ii) pre-tax income from the Non-Insurance Subsidiaries as of the end of each fiscal quarter for the four quarters then ended, plus (iii) without duplication, pre-tax, pre-interest income of the Borrower as of the end of each fiscal quarter for the four quarters then ended to (b) Fixed Interest Charges.

               "NON-INSURANCE SUBSIDIARY" means any Subsidiary which is not an Insurance Subsidiary.

               "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or Governmental Authority.

               "SUBSIDIARY" of a person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

               "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, surety bonds and similar instruments but excluding insurance and reinsurance obligations and surety obligations, in each case entered into in the ordinary course of business.

               "TOTAL CAPITALIZATION" shall be defined as (a) Debt plus (b) Total Shareholder's Equity of the Borrower.

               "TOTAL SHAREHOLDER'S EQUITY" shall mean the total shareholder's equity as determined in accordance with generally accepted accounting principles (calculated excluding unrealized gains (losses) of securities as determined in accordance with FASB 115).

     2. CHANGE IN INTEREST RATE. Sections 1.02 C. 1, 2 and 3 of the Agreement are deleted in their entirety and the following is substituted in lieu thereof:

          "1. REFERENCE RATE ADVANCES. A variable rate equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to

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     which loans may be made by the Bank at, below or above such reference rate
     (the "Reference Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Reference Rate is hereinafter referred to as a "Reference Rate Advance." Each such Reference Rate Advance must be in the minimum amount of $100,000.00.

          2. FED FUNDS ADVANCES. A variable rate per annum (the "Federal Funds Rate"), for each day in which the Advance is based upon the Federal Funds Rate (a "Fed Funds Advance"), equivalent to 0.40% in excess of the interest rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, quoted to the Bank on such day by Federal Funds brokers of recognized standing which are selected by the Bank in its sole discretion or, if such day is not a business day, for the immediately preceding business day. With respect to this section 1.02(C)(2), a business day means a day in which banks are open generally in Chicago and New York for the conduct of substantially all of their commercial lending activities. Fed Funds Advances must be in the minimum amount of $250,000.00.

          3. EURODOLLAR ADVANCES. A fixed rate quoted by the Bank for 30, 60, 90, 120, 180 or 360 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "Interest Period"] for Advances in the minimum amount of $250,000.00. Such interest rate shall be a percentage equivalent to 0.40% in excess of the Bank's Eurodollar Rate (rounded upward, if necessary, to the nearest 1/16th of one per cent (0.0625%) which is that rate determined by the Bank's Treasury Desk as being the approximate rate at which the Bank could purchase offshore U.S. dollar deposits in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the purchase by the Bank of such U.S. dollar deposits) [the "Eurodollar Rate"]. An Advance based upon the Eurodollar Rate is hereinafter referred to as a "Eurodollar Advance" or Eurodollar Rate Advance".

          Interest shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

     3. MODIFICATION OF COMMITMENT FEE. Section 1.04(ii). of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

     "(ii) from the effective date of this Amendment to the termination of this Agreement a fee equal to 0.125% per annum of the daily unused portion of the line, payable in arrears for the immediately preceding calendar quarter on the 15th day of each January, April, July and October of each year, and payable at the termination date of this Agreement for the immediately preceding calendar quarter, if not previously paid, and for the then current calendar quarter, to be computed on the basis of 360 days per year, but charged on the actual number of days elapsed during the applicable time period for which the Line of Credit has been in effect."

     4.  SUBSTITUTION OF FINANCIAL COVENANT.   Section 4.10 B is deleted and a
new covenant is inserted to read as follows:

          "4.10 B DEBT TO TOTAL CAPITALIZATION. Borrower shall not permit the Debt to Total Capitalization Ratio to exceed 0.40 to 1.00 as of the end of any fiscal quarter.

     5. NEW FINANCIAL COVENANT. Section 4.10 E is deleted and a new subsection is to be added to read as follows:

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          "4.10 E.  INTEREST COVERAGE RATIO.  Borrower shall not permit the Interest Coverage Ratio to be less than 2.00 to 1.00 as of the end of any fiscal quarter.

     6. EVENTS OF DEFAULT. Section 5.02 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

          "5.02.
          a) Performance under this Agreement. The Borrower shall fail in any material respect to perform or observe any material term, covenant or agreement contained in this Agreement or any material document, instrument or agreement evidencing or relating to any material indebtedness of the Borrower to the Bank and any such failure (exclusive of the payment of money to the Bank under this Agreement or any other document, instrument or agreement, which failure shall constitute an immediate Event of Default if not paid within five (5) business days after notice from the Bank that the same is past due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default or should the default require more than (30) days but less than ninety (90) days to correct, the Borrower does not commence material corrective action within thirty (30) days and actively pursues such corrective action.

          b)  Performance With Other Third Parties.  The Borrower shall:

               (1) fail to make any payment in respect of (a) all indebtedness of Borrower for borrowed money (b) all obligations of Borrower evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses or (c) all non-contingent reimbursement or payment obligations of Borrower with respect to Surety Instruments and (d) all obligations of Borrower with respect to capital leases or any Contingent Obligations of Borrower related to (a), (b), (c), and (d), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or

               (2) fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause such indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded.

     7. CONFIRMATION OF OTHER TERMS AND CONDITIONS OF THE AGREEMENT. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

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     IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                   BORROWER:

SANWA BANK CALIFORNIA                   ZENITH NATIONAL INSURANCE CORP.

By: /s/ DIRK A. PRICE                   By: /s/ STANLEY R. ZAX
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   Dirk A. Price, Vice President           Stanley R. Zax, President & Chairman




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